                                                                     Exhibit 2.7

================================================================================

                            ASSET PURCHASE AGREEMENT

                                 by and between

                                NetRatings, Inc.

                                       and

                                DoubleClick Inc.

                             Dated as of May 6, 2002

================================================================================

EXHIBITS

Exhibit A-1  -  Form of Assignment of Intellectual Property Agreement
-----------
Exhibit A-2  -  Form of Bill of Sale, Assignment and Assumption Agreement
-----------
Exhibit B    -  Purchased Assets
---------
Exhibit C    -  Assumed Liabilities
---------
Exhibit D    -  Form of Data License and Integration Agreement
---------
Exhibit E    -  Form of Registration Rights Agreement
---------
Exhibit F    -  Form of Transition Services Agreement
---------

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     ASSET PURCHASE AGREEMENT, dated as of May 6, 2002, by and between NetRatings, Inc., a Delaware corporation ("Buyer"), and DoubleClick Inc., a
                                           -----
Delaware corporation ("Seller").
                       ------

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) from Seller and Seller desires to sell the Purchased Assets to Buyer, and Buyer has agreed to assume the Assumed Liabilities (as defined below, and such transactions, collectively, the "Acquisition"), upon the terms and subject to
                                 -----------
the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements herein contained, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Definitions. The following terms, as used herein, have the
                   -----------
following meanings:

     "401(k) Plan" has the meaning set forth in Section 7.02 of this Agreement.
      -----------

     "Acquisition" has the meaning set forth in the recitals to this Agreement.
      -----------

     "Affiliate" means, with respect to any Person, any Person directly or
      ---------
indirectly controlling, controlled by, or under common control with such other Person.

     "Ancillary Agreements" means the Assignment of Intellectual Property
      --------------------
Agreement, the Bill of Sale relating to the Purchased Assets, the Data License and Integration Agreement, the Registration Rights Agreement, the Transition Services Agreement, and such other deeds, bills of sale, endorsements, consents, assignments and other instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

     "Assignment of Intellectual Property Agreement" means the Assignment of
      ---------------------------------------------
Intellectual Property Agreement, by and between Buyer, and Seller, to be dated the Closing Date, substantially in the form attached hereto as Exhibit A-1.
                                                               -----------

     "Assumed Liabilities" has the meaning set forth in Section 2.03 of this
      -------------------
Agreement.

     "Benefit Arrangement" means an employment, severance or similar contract,
      -------------------
arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan, (ii) is maintained or contributed to by Seller or any of their ERISA Affiliates and (iii) covers any Employee.

     "Bill of Sale" means the Bill of Sale, Assignment and Assumption Agreement,
      ------------
by and between Buyer and Seller, to be dated the Closing Date, substantially in the form attached as Exhibit A-2.

     "Business" means the syndicated survey-based research business of Seller,
      --------
used for the purpose of projecting the demographic and psychographic profiles of online audiences and the resulting Web-site audience composition to support online advertising.

     "Business Day" means any day on which banks are not required or authorized
      ------------
by Law or executive order to close in the City of New York.

     "Buyer" has the meaning set forth in the preamble to this Agreement.
      -----

     "Buyer Balance Sheet Date" means December 31, 2001.
      ------------------------

     "Buyer Closing Price" means the average closing price of Buyer Common Stock
      -------------------
on the NNM during eight of the ten trading days ending on the day which is two Business Days prior to the Closing Date; (excluding, for purposes of selecting the applicable eight closing prices, the highest closing price and the lowest closing price during such ten trading day period).

     "Buyer Common Stock" means the shares of common stock, par value $0.001 per
      ------------------
share, of Buyer.

     "Buyer Indemnified Persons" has the meaning set forth in Section 9.02 of
      -------------------------
this Agreement.

     "Buyer SEC Reports" has the meaning set forth in Section 4.05 of this
      -----------------
Agreement.

     "Buyer's New Employee" has the meaning set forth in Section 7.01 of this
      --------------------
Agreement.

     "Closing" has the meaning set forth in Section 2.06 of this Agreement.
      -------

     "Cash Portion" has the meaning set forth in Section 2.05(a) of this
      ------------
Agreement.

     "Closing Date" means the date of the Closing.
      ------------

     "Code" means the Internal Revenue Code of 1986, as amended to the date
      ----
hereof.

     "Confidentiality Agreement" means the confidentiality agreement between
      -------------------------
Buyer and Seller dated as of February 22, 2002.

     "Contracts" means all contracts, agreements, leases, licenses, commitments,
      ---------
sales and purchase orders and other instruments, binding upon Seller and listed on Exhibit B attached hereto.

     "Contract Value" has the meaning set forth in Section 2.08(b).
      --------------

     "Data License and Integration Agreement" means the Data License and
      --------------------------------------
Integration Agreement by and between Buyer and Seller, to be dated the Closing Date, substantially in the form attached hereto as Exhibit D.
                                                   ---------

     "Employee" has the meaning set forth in Section 7.01(a) of this Agreement.
      --------

     "Employee Plan" means each "employee benefit plan," as such term is defined
      -------------
in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA; (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates with respect to the Employees; and (iii) covers any Employee.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended to the date hereof.

     "ERISA Affiliate" of any entity means any other entity that, together with
      ---------------
such entity, would be treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
      ------------

     "Excluded Assets" has the meaning set forth in Section 2.02 of this
      ---------------
Agreement.

     "Excluded Liabilities" has the meaning set forth in Section 2.04 of this
      --------------------
Agreement.

     "GAAP" means generally accepted accounting principles as in effect in the
      ----
United States.

     "Indemnified Person" has the meaning set forth in Section 9.03 of this
      ------------------
Agreement.

     "Indemnifying Person" has the meaning set forth in Section 9.03 of this
      -------------------
Agreement.

     "Intellectual Property" means any or all of the following included or
      ---------------------
embodied in the Purchased Assets or subject to the Assignment of Intellectual Property Agreement: (A) U.S. and foreign patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, renewal, revival, provisional, re-examination, utility, model, extensions, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof throughout the world ("Trademark Rights"), Internet domain names and registrations and applications
  ----------------
for registrations thereof, (C) copyrights and copyrightable works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, (D) all inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information, know how, operating specifications, formulae, processes, technical data, computer software programs and applications in both source and object code form, sui generis database rights, and statistical models, and all documentation relating to any of the foregoing, (E) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, panel creation and maintenance, product processes and techniques, research and development information, financial, marketing, research and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (F) other proprietary rights relating to any of the foregoing throughout the world (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (G) copies and tangible embodiments thereof.

     "IRS" shall mean the Internal Revenue Service.
      ---

     "Knowledge of Buyer" shall mean that any executive officer or senior
      ------------------
business manager or director of Buyer is actually aware of a fact or a matter.

     "Knowledge of Seller" shall mean that any senior business manager of Seller
      -------------------
with primary responsibility in the operation of the Business, or any executive officer or director of Seller is actually aware of a fact or a matter.

     "Law" means any Federal, state, foreign or local statute, law, ordinance,
      ---
regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction.

     "License Agreement" has the meaning set forth in Section 3.16(b) of this
      -----------------
Agreement.

     "Licensed Intellectual Property" has the meaning set forth in Section
      ------------------------------
3.16(b) of this Agreement.

     "Lien" means any mortgage, liability, lien, obligation, claim, judgment,
      ----
escrow, pledge, charge, security interest or encumbrance of any kind, other than
(a) any mortgage, liability, lien, obligation, claim, judgment, escrow, pledge, charge, security interest or encumbrance of any kind that solely relates to Taxes, assessments and other governmental charges not yet due, and (b) immaterial, unfiled mortgages, liabilities, liens, obligations, claims, judgments, escrows, pledges, charges, security interests or encumbrances of any kind incurred in the ordinary course of business, and (c) restrictions on transfer imposed by federal and state securities laws.

     "Losses" has the meaning set forth in Section 9.02 of this Agreement.
      ------

     "Material Adverse Effect" means any change in or effect on the business of
      -----------------------
a party that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations, (a) in the case of Seller, of the Purchased Assets taken as a whole, and (b) in the case of Buyer, of Buyer.

     "Minimum Claim Amount" has the meaning set forth in Section 9.02 of this
      --------------------
Agreement.

     "NNM" means the Nasdaq National Market.
      ---

     "Non-Compete Period" has the meaning set forth in Section 6.07 of this
      ------------------
Agreement.

     "Notice" has the meaning set forth in Section 9.03 of this Agreement.
      ------

     "Permits" has the meaning set forth in Section 3.14 of this Agreement.
      -------

     "Permitted Acquisition" has the meaning set forth in Section 6.07 of this
      ---------------------
Agreement.

     "Person" means an individual, corporation, partnership, association, trust
      ------
or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Purchase Price" has the meaning set forth in Section 2.05 of this
      --------------
Agreement.

     "Purchased Assets" means those assets, and intellectual property rights
      ----------------
included therein, properties and other rights listed on Exhibit B hereto.
                                                        ---------

     "Registration Rights Agreement" means the Registration Rights Agreement by
      -----------------------------
and between Buyer and Seller, to be dated the Closing Date, substantially in the form attached hereto as Exhibit E.
                        ---------

     "Remaining Term" has the meaning set forth in Section 2.08(b)(i) of this
      --------------
Agreement.

     "SEC" means the Securities and Exchange Commission.
      ---

     "Section 2.08(b)(i) Losses" has the meaning set forth in Section
      -------------------------
2.08(b)(ii) of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------

     "Seller" has the meaning set forth in the preamble to this Agreement.
      ------

     "Seller Indemnified Persons" has the meaning set forth in Section 9.02 of
      --------------------------
this Agreement.

     "Seller Tax Returns" has the meaning set forth in Section 3.18 of this
      ------------------
Agreement.

     "Software Programs" has the meaning set forth in Section 3.16(c) of this
      -----------------
Agreement.

     "Statement of Net Assets" has the meaning set forth in Section 3.06 of this
      -----------------------
Agreement.

     "Stock Portion" has the meaning set forth in Section 2.05(a) of this
      -------------
Agreement.

     "Subsidiary" means, with respect to any Person, any corporation, limited
      ----------
liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Tax" has the meaning set forth in Section 3.18(c) of this Agreement.
      ---

     "Trademark Rights" has the meaning set forth in the definition of
      ----------------
"Intellectual Property."

     "Transition Services Agreement" means the Transition Services Agreement by
      -----------------------------
and between Buyer and Seller, to be dated the Closing Date, substantially in the form attached hereto as Exhibit F.
                        ---------

     "True-up Event" has the meaning set forth in Section 2.08(b)(i) of this
      -------------
Agreement.

     "Welfare Benefit Plan" means an "employee welfare benefit plan" as such
      --------------------
term is defined in Section 3(1) of ERISA.

                                   ARTICLE II

                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale. On the terms and subject to the conditions
                   -----------------
set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, at the Closing, all right, title and interest of Seller in and to the Purchased Assets, wherever located.

     SECTION 2.02. Excluded Assets. Buyer expressly understands and agrees that
                   ---------------
all of the assets and properties of Seller other than the Purchased Assets (the "Excluded Assets"), shall not be purchased by Buyer hereunder and shall be
 ---------------
excluded from the Purchased Assets.

     SECTION 2.03. Assumption of Liabilities. At the Closing, Buyer shall
                   -------------------------
assume, and from and after the Closing Date, shall perform, pay, honor and discharge when due those liabilities, obligations and commitments of Seller (other than liabilities or obligations attributable to any failure by Seller to comply with the terms hereof) listed on Exhibit C hereto (the "Assumed
                                        ---------              -------
Liabilities").
-----------

     SECTION 2.04. Excluded Liabilities. Buyer shall not assume, and the Assumed
                   --------------------
Liabilities shall not include, any other liabilities, obligations and commitments of Seller, including, without limitation, the following (collectively, the "Excluded Liabilities"):
                    --------------------

               (i) any liability in respect of any Excluded Asset;

               (ii) Seller's liability for any Tax relating to Seller, or arising out of Seller's operation of the Purchased Assets, accruing, or with respect to any event or time period, occurring, at or prior to the Closing Date, other than sales and use tax obligations identified as Assumed Liabilities on Exhibit C, in an amount not to exceed $25,000;

               (iii) any liability of either party for any sales or transfer tax relating to the transfer to Buyer of the Purchased Assets; and

               (iv) any liability in respect of any Benefit Arrangement or Employee Plan, other than Employee agreements assumed by Buyer.

     SECTION 2.05. Purchase Price. Subject to any adjustment in accordance with
                   --------------
Section 9.05, the purchase price for the Purchased Assets (the "Purchase Price")
                                                                --------------
shall be equal to:

          (a) the sum of:

               (i) cash in the amount of US$12,000,000.00 (the "Cash Portion");
                                                                ------------
          plus

               (ii) a certificate evidencing that whole number of shares of Buyer Common Stock (rounded up to the next whole number of shares) as is equal to US$6,500,000.00 divided by the Buyer Closing Price, issued in the name of Seller or its designee(s) (the "Stock Portion"); plus
                                                         -------------

               (iii) the assumption of the Assumed Liabilities; less

          (b) the amount of any sales or transfer taxes relating to the transfer to Buyer of the Purchased Assets.

     SECTION 2.06. Closing. The closing (the "Closing") of the sale and purchase
                   -------                    -------
of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 10:00 A.M., New York City time, on May 6, 2002, at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, or as soon as possible thereafter, but in no event later than five Business Days after satisfaction of the conditions set forth in Article VIII, or at such other time or place as Buyer and Seller may mutually agree. At the Closing,

          (a) Buyer shall deliver to Seller the Cash Portion, payable by wire transfer in immediately available funds to a bank account designated in writing by Seller to Buyer (which shall be so designated not later than one Business Day prior to the Closing Date);

          (b) Buyer shall deliver to Seller the Stock Portion;

          (c) Seller and Buyer shall enter into the Ancillary Agreements, and Seller shall deliver to Buyer all of the Purchased Assets, by such means and to such locations as Buyer may reasonably request; and

          (d) Seller and Buyer shall also execute and deliver all such other instruments, documents and certificates as may be reasonably requested by the other party that are reasonably necessary or appropriate for the consummation at the Closing of the transactions contemplated by this Agreement.

     SECTION 2.07. Allocation of Purchase Price. Buyer and Seller, within two
                   ----------------------------
business days after the Closing Date, shall mutually agree upon an allocation of the Purchase Price to the Purchased Assets, which allocation shall be conclusive and binding on Buyer and Seller for all purposes.

     SECTION 2.08. Assignment of Contracts and Rights.
                   ----------------------------------

          (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. In respect of any unassigned customer Contract, provided that Seller remains in compliance with its obligations under Section 2.08(b)(i), Seller shall have the exclusive right to collect all accounts receivable in respect of such unassigned customer Contract. Seller will promptly pay Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset and any such payments by Seller to Buyer shall be either included in the calculation of any Section 2.08(b)(i) Losses, as provided in Section 2.08(b)(i) or retained by, or remitted back to, Seller in any True-up Event. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the Purchase Price; provided, however, the provisions of
Section 2.08(b) shall control with respect to customer Contracts.

          (b) Notwithstanding any other provision of this Agreement, including
Section 2.08(a), the parties agree that, with respect to the customer Contracts, the following shall apply:

               (i) If any of the customer Contracts listed on Exhibit B have not been assigned to Buyer pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements, prior to the 180th day following the Closing Date, Buyer shall be entitled to make an indemnification claim under Article IX of this Agreement for Losses for such failure to assign such Contracts to the extent it is not permitted to recognize revenue relating to such Contracts in accordance with GAAP. The amount of Losses for any unassigned customer Contract shall be equal to the "Contract Value" related to such unassigned customer Contract less (1) the amount of revenue related to such Contract which Buyer is able to recognize in accordance with GAAP (notwithstanding any such failure to assign, including, without limitation, where the customer has continued to pay thereunder) and (2) amounts in respect of any such unassigned customer Contract which Buyer actually collects or which Seller collects and remits to Buyer. If either Buyer or Seller collects amounts in respect of such unassigned customer Contracts after such time as Seller actually has paid for Losses with respect to such unassigned customer Contract as provided herein, Buyer shall remit such collections to Seller and Seller shall be entitled to retain such collections (a "True-up Event") in respect of such unassigned customer Contracts for which Losses have been paid up to the amount of such Losses actually paid to Buyer by Seller. "Contract Value" means the revenue value of such unassigned customer Contract for the time period from the date following the Closing Date through the term of such Contract (excluding any renewal periods, the "Remaining Term") calculated as the total revenues attributable to the
           --------------
          Contract (or the current term of the Contract if it has been in effect for more than one term) multiplied by a fraction, the numerator of which is the total number of days in the Remaining Term and the denominator of which is the total number of days in the term of the Contract (exclusive of any renewals and any prior terms if it has been in effect for more than one term).

               (ii) Any claim by Buyer for a Loss described in Section 2.08(b)(i) ("Section 2.08(b)(i) Losses") shall be made as provided
                       -------------------------
          for, and subject to the terms of, Article IX of this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer, subject to the exceptions set forth in Seller's disclosure schedules, that:

     SECTION 3.01. Organization and Qualification. Seller is a corporation duly
                   ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except for such failures to be so qualified and in good standing that would not have a Material Adverse Effect.

     SECTION 3.02. Corporate Authorization. Seller has the necessary corporate
                   -----------------------
power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Ancillary Agreements have been, or, in the case of the Ancillary Agreements to be delivered at the Closing, will be, duly executed and delivered by Seller, and constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity), and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited by law or public policy.

     SECTION 3.03. Governmental Authorization. Except with respect to any
                   --------------------------
filings to be made with the SEC and NNM as contemplated by the Registration Rights Agreement, the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

     SECTION 3.04. Non-Contravention. The execution, delivery and performance by
                   -----------------
Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not (i) contravene or conflict with the certificate of incorporation or bylaws of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon the Purchased Assets; (iii) assuming receipt of any required consents to assignment of customer Contracts, constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller directly relating to or affecting the Purchased Assets or to a loss of any material benefit directly relating to or affecting the Purchased Assets to which Seller is entitled under any provision of any material Contract binding upon Seller and by which any of the Purchased Assets is or may be bound, or any Permit; or (iv) result in the creation or imposition of any Lien on any Purchased Asset; except, in the case of clauses (ii), (iii) and (iv), for contraventions, conflicts, violations, defaults, terminations, cancellations, accelerations, creations or impositions that, individually and in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect, or materially impair the ability of Seller to perform its obligations hereunder or under any Ancillary Agreement.

     SECTION 3.05. [Intentionally Omitted.]
                    ---------------------

     SECTION 3.06. Statement of Net Assets.
                   -----------------------

          (a) Schedule 3.06 contains the unaudited statement of Purchased Assets
              -------------
and Assumed Liabilities as at April 30, 2002 (the "Statement of Net Assets").
                                                   -----------------------
The Statement of Net Assets is true and correct in all material respects.

          (b) All accounts, notes receivable and other receivables included in the Purchased Assets (i) are, and at the Closing Date will be, valid and (ii) have arisen in the ordinary course of business. Except as set forth in Schedule
                                                                       --------
3.06(b) attached hereto and as reflected in the reserves set forth in the
-------
Statement of Net Assets, since April 30, 2002, there have not been any write-offs as uncollectible of any of such receivables.

     SECTION 3.07. Absence of Certain Changes. Since April 30, 2002, except as
                   --------------------------
set forth in Schedule 3.07, Seller has utilized the Purchased Assets in the
             -------------
ordinary course of business consistent with past practices, and, with respect to the Purchased Assets:

          (a) Seller has not entered into any material transaction or incurred any material liability or obligation other than in the ordinary course of business;

          (b) there has not been any Material Adverse Effect;

          (c) Seller has not made any representation to any employee of Seller that Buyer would assume, continue to maintain or implement any Employee Plan after the Closing Date; and

          (d) there has not occurred:

               (i) any single capital expenditure commitment by Seller in excess of Fifteen Thousand Dollars ($15,000) or aggregate capital expenditure commitments in excess of Thirty Thousand Dollars ($30,000) for additions to capital assets comprising Purchased Assets that is likely to occur, in whole or in part, after the Closing Date;

               (ii) the sale, assignment, transfer, lease or other disposition of, or the entering into by Seller of any agreement to sell, assign, transfer, lease or otherwise dispose of, any of the Purchased Assets, other than the license thereof in the ordinary course; or

               (iii) any material damage, destruction or other casualty loss with respect to any Purchased Asset, whether or not covered by insurance.

     SECTION 3.08. Sufficiency of Purchased Assets. Except as set forth in
                   -------------------------------
Schedule 3.08, the Purchased Assets, together with the rights provided under the
-------------
Ancillary Agreements, are sufficient in all material respects to conduct the Business immediately following the Closing in substantially the same manner as currently conducted.

     SECTION 3.09. Title to Purchased Assets. No Purchased Asset is subject to
                   -------------------------
any Lien. Upon consummation of the transactions contemplated hereby in accordance with the terms hereof, Seller will have transferred to Buyer good and marketable title in and to each of the Purchased Assets, free and clear of all Liens.

     SECTION 3.10. Litigation. Except as set forth on Schedule 3.10, there is no
                   ----------                         -------------
action, suit, claim, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of Seller, threatened in writing against, or directly relating to or affecting, the Purchased Assets before any court or arbitrator or any governmental body, agency or official, and, to the Knowledge of the Seller, there are no existing facts or circumstances that could reasonably be expected to result in such an action, suit, claim, investigation or proceeding. Seller is not subject to any outstanding order, writ, injunction or decree affecting the Purchased Assets or which would materially impair or delay Seller's ability to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

     SECTION 3.11. Material Contracts.
                   ------------------

          (a) Except for the Contracts disclosed in Exhibit B, Seller is not a
                                                    ---------
party to or subject to any of the following agreements, contracts or commitments relating to the Purchased Assets:

               (i) any lease for real property;

               (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or pursuant to which in the last year Seller paid in the aggregate, $25,000 or more;

               (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller, or pursuant to which in the last year either Seller or an Affiliate received in the aggregate, $25,000 or more;

               (iv) any partnership, joint venture in which Seller owns an equity interest or other similar contract arrangement or agreement pursuant to which Seller owns an equity interest;

               (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

               (vi) any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

               (vii) any agency, dealer, sales representative or other similar agreement;

               (viii) any agreement, contract or other commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date;

               (ix) any agreement, contract or other commitment with an Affiliate of Seller;

               (x) any employment agreement; or

               (xi) any agreement, contract or commitment not made in the ordinary course of business that is material to the Purchased Assets.

          (b) Contracts representing 95% or more of the remaining aggregate Contract Value (as of the date hereof) of all customer Contracts are valid and binding agreements of Seller and are in full force and effect, and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default in any material respect under the terms of any such Contract, nor, to the Knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     SECTION 3.12. [Intentionally Omitted.]
                    ---------------------

     SECTION 3.13. Material Relationships. Except as set forth in Schedule 3.13,
                   ----------------------                         -------------
no party to a customer Contract has notified Seller in writing of an intention to terminate or not to renew its existing business relationship with Seller.

     SECTION 3.14. Licenses and Permits. Seller has no material licenses,
                   --------------------
franchises, approvals, permits or other similar authorizations affecting, or relating in any way to, the Purchased Assets (the "Permits"); and no such
                                                   -------
Permits are necessary to use the Purchased Assets in the ordinary course of business consistent with past practice.

     SECTION 3.15. Compliance with Laws. Seller is not in violation of, has not
                   --------------------
violated, and, to the Knowledge of Seller, is not under investigation with respect to or has been threatened in writing to be charged with or given notice of any violation of, any Law or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, directly relating to or affecting the Business. No material violation of any Law directly relating to or affecting the Business currently exists.

     SECTION 3.16. Proprietary Rights.
                   ------------------

          (a) Seller does not own any patents, or have any pending patent applications or patentable inventions which would be infringed by Seller's use of the Purchased Assets in the operation of the Business. Except as set forth in
Schedule 3.16(a), all of Seller's registered trademarks, trademark applications
----------------
and registered copyrights included in the Purchased Assets are valid and in full force and effect and remain in good standing with all fees and filings due as of the date hereof duly paid and made, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth on Schedule 3.16(a) hereto, to the Knowledge of Seller, (i) there is no
         ----------------
violation by others of any right of Seller with respect to any Intellectual Property and (ii) with respect to the Purchased Assets, Seller is not infringing upon, misappropriating or violating any third party's intellectual property rights. Since February 2, 2001, no proceedings have been instituted or are pending or, to the Knowledge of Seller, threatened, nor any claims made alleging any such violation or challenging or questioning the validity or enforceability of the Intellectual Property. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or license agreements to end users arising in the ordinary course of business.

          (b) The Intellectual Property contains only those items and rights which are: (i) owned by Seller; (ii) in the public domain; or (iii) rightfully used by Seller pursuant to a valid and enforceable license or other agreement (the "Licensed Intellectual Property"), the parties, date, term and subject
      ------------------------------
matter of each such license or other agreement (each, a "License Agreement")
                                                         -----------------
being set forth on Schedule 3.16(b). Seller owns all right, title and interest
                   ----------------
in and to the Intellectual Property, or has valid and sufficient licenses to all rights in the Intellectual Property free and clear of all Liens, including without limitation, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, except with respect to the Licensed Intellectual Property, assign and sell, the Intellectual Property. Seller is the exclusive owner of all Trademark Rights included in the Purchased Assets.

          (c) The software programs listed in the Purchased Assets set forth on Exhibit B constitutes a true and complete list of all software programs owned or
---------
used by Seller related to the Business, other than software programs which are readily commercially available or for which substitutes are available from more than one source (the "Software Programs"). Seller owns full and unencumbered
                      -----------------
right and good and marketable title to such Software Programs, free and clear of all Liens. Seller has full and unrestricted rights to use the Software Programs that it licenses pursuant to the License Agreements.

          (d) Seller uses commercially reasonable efforts to regularly scan the Software Programs with "best-in-class" virus detection software. To the Knowledge of Seller, the Software Programs contain no "viruses." For purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Knowledge of Seller, none of the Software Programs contains any worm, bomb, backdoor, clock, timer or other disabling device code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

          (e) Except for customer Contracts entered into the ordinary course of business, Seller is not a party to any agreement pursuant to which any third party has any right to reproduce, distribute, market or exploit any of the Intellectual Property or any adaptations, translations, or derivative works based on the Intellectual Property or any portion thereof. Seller does not owe nor will owe any royalties or other payment to third parties in respect of the Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

          (f) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of Seller have executed nondisclosure agreements consistent with research industry standards and either
(i) have entered into valid and enforceable agreements with Seller that have accorded Seller with full ownership of all tangible and intangible property arising thereby, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full ownership of all tangible and intangible property arising thereby. To the Knowledge of Seller, no Employee is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement with respect to the Intellectual Property.

     SECTION 3.17. Employees; Employee Plans.
                   -------------------------

          (a) Schedule 3.17(a) sets forth a true and complete list of the names,
              ----------------
titles and annual base salaries of all Employees.

          (b) Schedule 3.17(b) sets forth a true and complete list of each
              ----------------
Employee Plan and Benefit Arrangement.

          (c) Seller has performed in all material respects all obligations required to be performed by it under each Employee Plan that is intended to qualify under Sections 401(a), 401(k) or 401(m) of the Code, and each such Employee Plan and Benefit Arrangement has been established and maintained in all material respect in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.

          (d) Except as set forth on Schedule 3.17(d), (i) Seller is not a party
                                     ----------------
to any union or collective bargaining agreements covering any of the Employees,
(ii) Seller does not know of any activities or proceedings of any labor union to organize any such Employees, and (iii) Seller does not have any employment agreements with any of such Employees. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to Employees, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (e) Except as set forth on Schedule 3.17(e), the execution of this
                                     ----------------
Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or Benefit Arrangement that will or could reasonably be expected to result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits that will result in any liability of Buyer.

          (f) Schedule 3.17(f) hereto sets forth a list of all Employees and the
              ----------------
respective amount of severance payments that would be due to such Employees if they were to be terminated by Seller as of the Closing Date, which amounts are true and correct in all material respects.

     SECTION 3.18. Tax Matters.
                   -----------

          (a) Seller has completed and duly and timely filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Tax returns and reports with respect to the Purchased Assets, including estimated Tax returns and reports and information statements returns and reports with respect to the Purchased Assets (collectively, "Seller Tax Returns")
                                                     ------------------
required to be filed on or prior to the date hereof. All of such Seller Tax Returns that have been filed were accurate and complete as filed. Other than sales and use tax obligations identified as Assumed Liabilities on Exhibit C in
                                                                   ---------
an amount not in excess of $25,000, Seller has paid in full all Taxes, assessments or deficiencies relating to the Purchased Assets (i) shown to be due on those Seller Tax Returns that have been filed or (ii) claimed to be due by any Taxing authority or otherwise due or owing, other than those being contested in good faith. Seller has made all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations with respect to the Purchased Assets, and such withholdings have been or will be paid to the respective governmental agencies when due and to the extent not yet due have been set aside in accounts for purposes of such payment.

          (b) Except as set forth in Schedule 3.18(b) the Purchased Assets are
                                     ----------------
not subject to any Liens for Taxes, except Liens for Taxes not yet due, and neither Buyer nor any Affiliate thereof will become directly or indirectly liable for, and no Lien will be placed upon the Purchased Assets with respect to, (i) any Taxes attributable to the ownership or use of the Purchased Assets with respect to periods prior to and including the Closing Date (other than ad valorem Taxes not yet due and payable as of the Closing Date) or (ii) any other Taxes (regardless of whether attributable to periods prior to and including the Closing Date) imposed upon Seller or attributable to the actions or activities of Seller.

          (c) For purposes of this Agreement, "Tax" (and, with correlative
                                               ---
meaning, "Taxes," "Taxable" and "Taxing") means (A) any net income, alternative
          -----    -------       ------
or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other person. Notwithstanding the foregoing, solely for purposes of paragraph (a) of this
Section 3.18(c), Tax (and the correlative meanings, "Taxes," "Taxable" and "Taxing") shall not include any amount to the extent that (A) a lien, claim or encumbrance cannot be placed upon any of the Purchased Assets with respect to such amount and (B) neither Buyer nor any of its affiliates can be made directly or indirectly liable with respect to such amount.

     SECTION 3.19. Securities Laws.
                   ---------------

          (a)  Seller acknowledges that:

               (i) the shares of Buyer Common Stock to be issued pursuant to this Agreement will not (as of the date hereof) have been registered or qualified under federal or state securities laws;

               (ii) Seller is purchasing such shares of Buyer Common Stock solely for its own account and not with a view to, or for sale in connection with, any resale or distribution in violation of federal or state securities laws;

               (iii) Seller understands that such shares of Buyer Common Stock are characterized as "restricted securities" under the federal securities laws, is familiar with the resale limitations imposed thereby (including the provisions of Rule 144 under the Securities Act and the requirements thereof) and agrees and understands that no transfer of such shares may be made without registration thereof under the Securities Act, or pursuant to an exemption thereunder; and

               (iv) The office of Seller in which the investment decision to acquire the Buyer Common Stock pursuant to the provisions of this Agreement was made is located at the address of the Seller set forth in Section 11.01 of this Agreement.

          (b) Nothing contained in this Section 3.19 shall limit the obligations of Buyer under the Registration Rights Agreement.

     SECTION 3.20. Privacy Policy. Since February 2, 2001, all information
                   --------------
collected from survey respondents with respect to the Purchased Assets (the "Database Information") has been at all times (i) collected in accordance with
 --------------------
fair information collection practices (including but not limited to (a) the standards promulgated by the Online Privacy Alliance, (b) the standards promulgated by the Direct Marketing Association, and (c) all applicable Federal, state and other laws, rules and regulations including, but not limited to, those relating to the use of information collected from or about consumers) so that, at a minimum and prior to submitting any information to Seller or its agents (including, but not limited to, The Gallup Organization, Inc.), Internet survey respondents received notice of how the information will be used and a choice whether to submit such information; and (ii) stored, maintained and used in accordance with the notices and standards referenced above and all Federal, state and local laws, rules and regulations. In addition, the transfer of the Database Information as part of the transfer of the Purchased Assets hereunder is neither prohibited by the notices and standards referenced above, nor by any Federal, state and local laws, rule and regulations. Seller has used research industry standard measures to protect and maintain the confidential nature of all personally identifiable information, if any, collected by Seller or on Seller's behalf in order to compile the Database Information.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller, subject to the exceptions set forth in Buyer's disclosure schedules, that:

     SECTION 4.01. Organization and Qualification; Charter Documents; No
                   -----------------------------------------------------
Subsidiaries. Buyer is a corporation duly organized, validly existing and in
------------
good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified and in good standing that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The copies of Buyer's certificate of incorporation and bylaws as filed with the Buyer SEC Reports (as such term is defined in Section 4.05) are true, complete and correct copies thereof, and such certificate of incorporation and bylaws are in full force and effect.

     SECTION 4.02. Corporate Authorization. Buyer has the necessary corporate
                   -----------------------
power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements have been, or, in the case of the Ancillary Agreements to be delivered at the Closing, will be, duly executed and delivered by Buyer, and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity), and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited by law or public policy.

     SECTION 4.03. Governmental Authorization. Except with respect to any
                   --------------------------
filings to be made with the SEC and NNM as contemplated by the Registration Rights Agreement, the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by
                   -----------------
Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer; (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Buyer; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to or affecting Buyer's business to which Buyer is entitled under any provision of any material contract, agreement, lease, license, commitment or other instrument binding upon Buyer or by which any of Buyer's assets is or may be bound.

     SECTION 4.05. SEC Filings; Financial Statements.
                   ---------------------------------

          (a) Buyer has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since December 8, 1999 (collectively, together with any such forms, reports, statements and documents Buyer may file subsequent to the date hereof until the Closing Date, the "Buyer SEC Reports") and (B) with any other governmental body, agency,
     -----------------
official or authority. Each Buyer SEC Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act and the NNM, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this

Section 4.05 was prepared in all material respects in accordance with the requirements of applicable Law.

          (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the financial position of Buyer as at the respective dates thereof, and results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

          (c) Except as set forth on Schedule 4.05(c), Buyer is in compliance
                                     ----------------
with all NASD maintenance listing standards in order for Buyer Common Stock to be quoted for trading on the NNM and Buyer has not been notified of any existing facts or circumstances that could reasonably be expected to cause the Buyer Common Stock to no longer be quoted for trading on the NNM.

     SECTION 4.06. Absence of Certain Developments. Since the Buyer Balance
                   -------------------------------
Sheet Date, Buyer has not suffered any change or development which has had a Material Adverse Effect.

     SECTION 4.07. Issuance of Shares. The Buyer Common Stock to be issued to
                   ------------------
Seller hereunder has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all Liens, and will not be subject to preemptive rights or other similar rights of stockholders of Buyer and will not impose personal liability upon the holder thereof; provided, however, that the Buyer Common Stock to be issued to Seller hereunder will be registered with the SEC pursuant to the terms of the Registration Rights Agreement.

                                   ARTICLE V

                             [INTENTIONALLY OMITTED]

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

     SECTION 6.01. Commercially Reasonable Efforts; Further Assurances.
                   ---------------------------------------------------

          (a) Seller and Buyer each shall execute and deliver such other documents, certificates, agreements and other writings and use commercially reasonable efforts to take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

          (b) After the Closing Date, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to or affecting the Purchased Assets (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

          (c) After the Closing Date, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Purchased Assets (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets. Seller shall retain the books and records of Seller not included in the Purchased Assets, if any, for a period of seven years after the Closing Date, and will provide Buyer with reasonable access to such books and records as provided herein. After the end of such seven-year period, before disposing of such books or records, Seller shall give notice to such effect to Buyer and to give Buyer, at Buyer's cost and expense, an opportunity to remove and retain all or any part of such books or records as Buyer may select.

          (d) Neither party shall be required by Section 6.01(b) or (c) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Any information received by Seller, and all information relating to Seller received by Buyer, following the Closing Date shall be subject to the Confidentiality Agreement.

     SECTION 6.02. Certain Filings. Seller and Buyer shall cooperate with one
                   ---------------
another (a) in determining whether any action by, or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 6.03. Confidentiality. The parties hereto shall comply with, and
                   ---------------
shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement.

     SECTION 6.04. Public Announcements. Buyer and Seller shall consult with
                   --------------------
each other before issuing any press release concerning this Agreement or the transactions contemplated hereby or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other (which shall not be unreasonably withheld), except to the extent required by applicable Law or the requirements of the rules and regulations of the SEC or the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement. Buyer and Seller shall mutually agree on the text of any public announcement to be made in connection with the purchase and sale of the Purchased Assets, and following such approval, either party may include such text in any public announcement or press release without obtaining the consent of the other.

     SECTION 6.05. [INTENTIONALLY OMITTED]

     SECTION 6.06. [INTENTIONALLY OMITTED]

     SECTION 6.07. Covenant Not To Compete.
                   -----------------------

          (a) Seller covenants and agrees that, except as permitted under this
Section 6.07, for a period of two years and six months years after the Closing Date (the "Non-Compete Period"), it will not, and will cause its subsidiaries
           ------------------
not to, engage in the Business anywhere in the world; provided, however, that nothing herein shall be construed to prevent Seller or any of its subsidiaries from owning as a passive investor up to a five percent (5%) interest in any person that engages in activities that compete with the Business. Notwithstanding the foregoing, Seller may acquire another Person who does engage in the Business, so long as such Person's activities in the Business do not constitute or generate more than 25% of the Person's revenues (such acquisition, a "Permitted Acquisition"). If Seller shall make a Permitted Acquisition, Seller
   ---------------------
agrees that during the Non-Compete Period: (i) the number of employees dedicated to operating those products of the acquired Person that compete with the Business shall never be more than the number of employees dedicated to those products at the closing time of the Permitted Acquisition; (ii) no product or service of the acquired Person that competes with the Business may be branded with any marks of Seller or any of Seller's affiliates utilized in their other business lines; and (iii) the products or services of the acquired Person that compete with the Business may not be bundled or integrated with any products or services of Seller or any of Seller's affiliates.

          (b) If any provision contained in this Section 6.07 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.07, but this Section 6.07 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.07 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. The Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 6.07 and that there would be no adequate remedy at law or in damages to compensate the Buyer for any such breach. The Seller agrees that the Buyer shall be entitled to injunctive relief requiring specific performance by the Seller of this Section 6.07 without the necessity of proving actual damages or the posting of a bond, and the Seller consents to the entry thereof.

          (c) All of the covenants in this Section 6.07 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Buyer or an Affiliate thereof, whether predicated on this Agreement, the Ancillary Agreements, or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants. It is understood by the parties hereto that the covenants contained in this Section 6.07 are essential elements of this Agreement and that, but for the agreement of the Seller to comply with such covenants, the Buyer would not have agreed to enter into this Agreement. The Seller hereby agrees that all covenants contained in this Section 6.07 are reasonable and valid and waives all defenses to the strict enforcement hereof by the Buyer. The Seller hereby agrees that the covenants set forth in this Section
6.07 are a material and substantial part of the transactions contemplated by this Agreement.

          (d) The provisions of this Section 6.07 shall apply to, and shall be binding upon any Person that acquires, by asset or stock purchase, merger, consolidation, reorganization, tender offer or otherwise, substantially all of the stock, assets or business of the Seller; provided, however, that the provisions contained in this Section 6.07 shall not apply if such acquiring Person's then existing activities or such Person's planned activities at the time of such acquisition are or will be competitive to the Business.

     SECTION 6.08. Mail and Communications. Seller will promptly remit to Buyer
                   -----------------------
any mail or other communications received by Seller relating to the Purchased Assets and any invoices received by Seller relating to Assumed Liabilities which are received by Seller from and after the Closing Date. Buyer will promptly remit to Seller any mail or other communications, including, without limitation, any written inquiries and payments received by Buyer relating to the Excluded Assets or to any business or activity of Seller other than the Business, and any invoices received by Buyer relating to liabilities of Seller other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

     SECTION 6.09. Taxes.
                   -----

          (a) Except for sales and use tax obligations identified as Assumed Liabilities on Exhibit C, Seller shall (i) pay all Taxes imposed upon Seller and
(ii) pay, or indemnify Buyer for, all Taxes imposed on Buyer or any affiliate of Buyer and any Taxes to which the Purchased Assets are subject or for which a Lien can be placed upon the Purchased Assets but only in each case to the extent that any such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date or transactions or events occurring on or prior to the Closing Date and only to the extent related to the Business and including any sales or transfer tax relating to the transfer to Buyer of the Purchased Assets regardless of which party may be the legal obligor under applicable law. Liability for any Taxes that Seller is required to satisfy pursuant to this
Section 6.09 shall not constitute or be treated as Assumed Liabilities.

          (b) With respect to state and local ad valorem taxes on the Purchased Assets (whether personal or real, owned or leased) for the current Tax year, Seller shall be responsible for the payment of all such Taxes for the period up to and including the Closing Date and Buyer shall be responsible for the payment of all such Taxes for the period after the Closing Date. For all purposes of this Agreement, (i) all such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made and (ii) any supplemental property Taxes or assessments which arise out of a revaluation of a Purchased Asset which revaluation would not have occurred except for the change in ownership of the Purchased Asset shall be allocated to periods after the Closing Date and shall accordingly be borne by Buyer. Any payment of Taxes due from one party to the other pursuant to the foregoing provisions of this Section 6.09 shall be paid as soon as they are determinable. If the current year's Taxes and assessments are not available at the Closing Date, for the purposes of apportionment between Seller and Buyer and payment pursuant to this Section 6.09, the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments, and any incremental payment shall be adjusted after receipt of the final Tax statements, but within fifteen (15) days after such statements are provided by the tax authorities. For purposes of this Agreement income and similar Taxes (including any franchise or other Taxes measured by reference to income or receipts) for any taxable period that includes the Closing Date shall be allocated to the period up to and including the Closing Date, on the one hand, and the period following the Closing Date, on the other hand, by utilizing the so-called "closing of the books" method whereby the tax for each of such periods is separately computed as though the Closing Date constituted the end of a taxable period.

     SECTION 6.10. Nonsolicitation by Seller. Seller agrees that, for a period
                   -------------------------
of one (1) year following the Closing Date, Seller shall not solicit or induce the employment or services of any Buyer's New Employee without the prior written consent of Buyer, provided, however, that nothing in this Section 6.10 shall be construed as prohibiting Seller from employing any Person who: (i) initially contacts the Seller without any solicitation by the Seller, (ii) responds to any general solicitation of employment or engagement whether by general media, Web solicitation or otherwise, not targeted at employees or independent contractors of Buyer), or (iii) whose employment was terminated by Buyer.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

     SECTION 7.01. Employees and Offers of Employment.
                   ----------------------------------

          (a) On, and effective as of, the Closing Date, Buyer shall make offers of employment to the employees of Seller set forth on Schedule 7.01(a) (each such person, an "Employee" and, upon accepting an offer of employment from
                 --------
Buyer, a "Buyer's New Employee"). Each such offer shall include (i) annual base
          --------------------
salary or base wages which is the same as was in effect immediately prior to the Closing Date and (ii) employee benefits and other bonus, commission and compensation plans (other than as set forth in clause (i)) which are the same as those provided to similarly situated employees of Buyer. Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Buyer's New Employee following the Closing Date.

          (b) As of the Closing Date, all Buyer's New Employees shall cease active participation in all Employee Plans and Benefit Arrangements (without prejudice to rights existing as of the date thereof). At the time an Employee becomes a Buyer's New Employee, such Buyer's New Employee shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated
                   ----------
employees of Buyers and its Affiliates.

          (c) Buyer shall provide each Buyer's New Employee whose employment with Buyer is terminated by Buyer or any Affiliate of Buyer, with the severance pay and benefits set forth on Schedule 7.01(c).

     SECTION 7.02. Distribution of 401(k) Plan Accounts. Seller agrees that
                   ------------------------------------
pursuant to Code Section 401(k)(2), the Acquisition will result in, and constitute, a distribution event for Buyer's New Employees who participate in the 401(k) plan(s) maintained by Seller or any ERISA Affiliate (the "401(k)
                                                                     ------
Plan"). Seller further agrees that as soon as administratively feasible
----
following the Closing Date, Buyer's New Employees who participate in the 401(k) Plan shall be provided the opportunity to take a distribution from the 401(k) Plan.

     SECTION 7.03. Employee Non-competition Agreements. Seller agrees that
                   -----------------------------------
following the Closing Date, and for so long as a Buyer's New Employee is employed by Buyer, all rights which it or its Affiliates may have to prevent any Buyer's New Employee from working in the Business or competing therewith shall not be enforced against Buyer or any Buyer's New Employee in connection with his or her services to Buyer. To the extent such rights have not been transferred to Buyer pursuant to this Agreement, Seller shall cooperate with Buyer, at Buyer's expense and upon Buyer's request, to enforce such right.

     SECTION 7.04. No Third Party Beneficiaries. No provision of this Article
                   ----------------------------
VII shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller (whether or not an Employee or a Buyer's New Employee) with respect to continued employment (or resumed employment) with Buyer, and no provision of this Article VII shall create any such rights in any such Persons with respect to any benefits that may be provided, directly or indirectly, under any plan or arrangement that may be established by Buyer.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     SECTION 8.01. Conditions to the Obligations of Each Party. The obligations
                   -------------------------------------------
of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) Buyer, Seller and any other parties thereto shall have executed and delivered to the other this Agreement and each of the Ancillary Agreements; and

          (b) Each party shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to such requesting party.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

     SECTION 9.01. Survival. The representations and warranties of the parties
                   --------
hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing until twelve (12) months after the Closing Date; provided, however, that Losses arising from or relating to Taxes shall survive the Closing until the expiration of the applicable statutes of limitation with respect to such matters. Notwithstanding the preceding sentence, (a) any representation or warranty in respect of which indemnity may be sought under Sections 9.02 or 9.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if proper notice of the breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; and (b) this Section 9.01 shall not limit any covenants or agreements of the parties hereto that by their terms contemplate performance after the Closing Date.

     SECTION 9.02. Indemnification.
                   ---------------

          (a) The indemnification provisions contained in this Article IX are the sole and exclusive remedy of the parties hereunder, except for fraud or willful misconduct and except with respect to breaches of the provisions of Sections 3.08 and 6.07.

          (b) Seller shall indemnify Buyer and its Affiliates and their respective officers, directors, employees and agents (collectively, the "Buyer
                                                                         -----
Indemnified Persons") against, and will hold each of them harmless from, any and
-------------------
all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses")
                                                                   ------
incurred or suffered by any of them arising out of:

               (i) any breach of a representation or warranty made by Seller pursuant to this Agreement, or any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

               (ii) the failure of Seller to assume full responsibility for any Excluded Liability and failure to pay and discharge when due any Excluded Liability, or any claim or cause of action by any Person with respect to any Excluded Liability; or

               (iii) any Section 2.08(b)(i) Losses.

          (c) Buyer shall indemnify Seller and its Affiliates and their respective officers, directors, employees and agents (collectively, the "Seller
                                                                         ------
Indemnified Persons") against, and will hold each of them harmless from, any and
-------------------
all Losses incurred or suffered by such parties arising out of: (i) any breach of a representation or warranty made by Buyer pursuant to this Agreement, or
(ii) any breach of any covenant or agreement to be performed by Buyer pursuant to this Agreement, the failure of Buyer to perform, honor and discharge the Assumed Liabilities, or any claim or cause of action by any Person with respect to any Assumed Liability, or arising out of the operation of the Purchased Assets or the Business after the Closing.

          (d) Notwithstanding the foregoing, a Buyer Indemnified Person or Seller Indemnified Person, as the case may be, may not make a claim for Losses until the aggregate amount of such claims by all Buyer Indemnified Persons or Seller Indemnified Persons, respectively, exceeds US$200,000 (the "Minimum Claim
                                                                   -------------
Amount") and then, only if such Losses exceed the Minimum Claim Amount, all such
------
Losses, including the initial $200,000 of Losses, shall be payable in full, up to a maximum equal to US$15,250,000 for the aggregate amount of such claims by all Buyer Indemnified Persons and Seller Indemnified Persons, as the case may be. Notwithstanding the foregoing, any claims by Buyer for indemnification related to any Taxes and any Section 2.08(b)(i) Losses shall not be subject to the Minimum Claim Amount; provided, however, that any such claims related to Taxes or any Section 2.08(b)(i) Losses shall be excluded from the calculation of the Minimum Claim Amount. In addition, any claims by Buyer for indemnification related to any Taxes shall not be subject to the maximum amount of indemnification permitted hereunder, nor included in any calculation as to whether it has been reached.

     SECTION 9.03. Procedures.
                   ----------

          (a) All claims for indemnification by an Indemnified Person pursuant to this Article IX shall be made in accordance with the provisions of this
Section 9.03.

          (b) In the event that any Person shall incur or suffer any Losses in respect of which indemnification may be sought hereunder, such Person (the "Indemnified Person") may assert a claim for indemnification by providing
 ------------------
written notice (the "Notice") to the party from whom indemnification is being sought (the "Indemnifying Person"), stating the amount of Losses, if known, and
             -------------------
the nature and basis of such claim.

          (c) In the case of Losses that arise or may arise by reason of any third-party claim, promptly after receipt by an Indemnified Person of written notice of the assertion of any claim or the commencement of any action with respect to any matter in respect of which indemnification may be sought hereunder, the Indemnified Person shall give Notice to the Indemnifying Person and shall thereafter keep the Indemnifying Person reasonably informed with respect thereto; provided that failure of the Indemnified Person to give the Indemnifying Person prompt notice as provided herein shall not relieve the Indemnifying Person of any of its obligations hereunder, except to the extent that the Indemnifying Person is actually and materially prejudiced by such failure. In case any such claim is made or action is brought against any Indemnified Person, the Indemnifying Person shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnified Person within 30 days after receipt of the Notice. If the Indemnifying Person shall assume the defense of such claim or action, it shall have the right to settle such claim or action; provided, however, that it shall not settle such claim or action without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) if such settlement
(i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Person from all liability with respect to such claim or action or (ii) involves the imposition of equitable remedies or the imposition of any obligations on such Indemnified

Person other than financial obligations for which such Indemnified Person will be indemnified in full hereunder. As long as the Indemnifying Person is contesting any such claim or action in good faith, the Indemnified Person shall not pay or settle such claim or action. Following delivery of notice of its intention to assume the defense of any claim or action hereunder, the Indemnifying Person shall not be liable hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof; provided that if the defendants in any action shall include both an Indemnifying Person and any Indemnified Person and such Indemnified Person shall have reasonably concluded that counsel selected by the Indemnifying Person has a conflict of interest because of the availability of different or additional defenses to such Indemnified Person, such Indemnified Person shall have the right to separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Person; provided, however, that the Indemnifying Person shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together.

          (d) If the Indemnifying Person shall fail to notify the Indemnified Person of its desire to assume the defense of any claim or action within the prescribed period of time, or shall notify the Indemnified Person that it will not assume the defense thereof, then the Indemnified Person may assume the defense of such claim or action, in which event it may do so acting in good faith, and the Indemnifying Person shall be bound by any determination made in any such action, provided, however, that the Indemnified Person shall not be permitted to settle any such action without the consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. No such determination or settlement shall affect the right of the Indemnifying Person to dispute the Indemnified Person's claim for indemnification hereunder. The Indemnifying Person shall be permitted to participate in the defense of such claim or action and to employ counsel at its own expense. If the Indemnifying Person chooses to assume the defense of any claim or action pursuant hereto, the Indemnified Person shall cooperate in such defense, which cooperation shall include the retention and the provision to the Indemnifying Person of records and information which are reasonably relevant to such defense, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, including providing such employees to serve as witnesses.

     SECTION 9.04. Resolution of Conflicts; Arbitration.
                   ------------------------------------

          (a) In case an Indemnifying Person shall object in writing to any claim or claims by an Indemnified Person made in any Notice, Seller and Buyer shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.

          (b) If no such agreement can be reached after such sixty-day period, either Buyer or Seller may, by written notice to the other, demand arbitration of the matter, unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration. Arbitration hereunder shall be conducted by three arbitrators. Within twenty-one (21) days after such written notice is sent, Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the three arbitrators as to the validity and amount of any claim in such Notice shall be binding and conclusive upon the parties to this Agreement.

          (c) With respect solely to breaches of the provisions Sections 3.08 and 6.07, the parties agree that the arbitrators shall be empowered to provide for equitable remedies to the Indemnified Person. Such equitable remedies shall include, but not be limited to, the ordering of the transfer of additional assets in the event of a breach of the Seller's representations and warranties contained in Section 3.08 of this Agreement.

          (d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the Commercial Dispute Resolution Procedures (Optional Procedures for Large Complex Disputes) of the American Arbitration Association. Buyer and Seller shall share equally all fees and expenses of the arbitrators.

     SECTION 9.05. Purchase Price Adjustment for Indemnification. Buyer and
                   ---------------------------------------------
Seller agree to treat any indemnification payments made to Buyer pursuant to this Agreement as an adjustment to the Purchase Price, unless (i) either party receives a written opinion, reasonably satisfactory in form and substance to the other party, of a law firm with appropriate experience and expertise to the effect that it is not or is not likely to be permissible to treat such payments in that manner on a federal, state, or local income Tax return, or (ii) otherwise required by a Taxing authority.

                                    ARTICLE X

                             [INENTIONALLY OMITTED.]

                                   ARTICLE XI

                                  MISCELLANEOUS

     SECTION 11.01. Notices. Unless otherwise provided herein, all notices,
                    -------
requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile transmission (with such facsimile transmission confirmed by sending a copy of such notice, request, claim, demand or other communication by certified mail, postage prepaid, return receipt requested), or mailed by certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service as follows:

     if to Buyer, to:

     NetRatings, Inc.
     890 Hillview Court
     Milpitas, California  95035
     Attention: Jason Gray, Esq.
     Facsimile: (408) 957-0487
     with a copy to:

     Gray Cary Ware & Freidenrich LLP
     400 Hamilton Avenue
     Palo Alto, California  94301
     Attention: Jon C. Perry, Esq.
     Facsimile: (650) 833-2001

     if to Seller, to:

     DoubleClick Inc.
     450 West 33rd Street
     New York, New York 10001
     Attention: Jonathan Shapiro
     Facsimile: (212) 287-7765

     with a copy to:

     Brobeck, Phleger & Harrison LLP
     1633 Broadway, 47th Floor
     New York, New York 10019
     Attention: Scott L. Kaufman, Esq.
     Facsimile: (212) 586-7878

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party in accordance with this
Section 11.01.

     SECTION 11.02. Amendments; No Waivers.
                    ----------------------

          (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.03. Expenses. Except as otherwise provided herein, all costs and
                    --------
expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Seller shall pay all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets.

     SECTION 11.04. Successors and Assigns. Except as otherwise provided in this
                    ----------------------
Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 11.05. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND
                    -------------
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF CALIFORNIA.

     SECTION 11.06. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY
                    --------------------
LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     SECTION 11.07. Counterparts; Effectiveness. This Agreement may be signed in
                    ---------------------------
any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     SECTION 11.08. Entire Agreement; Severability. This Agreement (including
                    ------------------------------
the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement, all constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements and the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the purchase and sale of the Purchased Assets is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the purchase and sale of the Purchased Assets may be consummated as originally contemplated to the fullest extent possible.

     SECTION 11.09. Headings; Interpretation. The descriptive headings contained
                    ------------------------
in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 11.10. Incorporation of Exhibits and Schedules. The Exhibits and
                    ---------------------------------------
Schedules referred to in this Agreement are incorporated herein and made a part hereof.

                  [Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

                                        NETRATINGS, INC.


                                        By: /s/ Todd Sloan
                                        Name:  Todd Sloan
                                        Title: Chief Financial Officer


                                        DOUBLECLICK INC.


                                        By: /s/ Jonathan Shapiro
                                        Name:  Jonathan Shapiro
                                        Title: Chief Strategy Officer